Exhibit 16.2

May 6, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Solta Medical Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Solta Medical Inc. dated April 29, 2009. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/    PricewaterhouseCoopers LLP